SUPERVISION AND ADMINISTRATION AGREEMENT

SUPERVISION AND ADMINISTRATION AGREEMENT, made this 5th day of September 5, 2014, between PIMCO Managed Accounts Trust (the “Trust”), a Massachusetts business trust, and Pacific Investment Management Company LLC (the “Administrator” or “PIMCO”), a Delaware limited liability company.

WHEREAS, the Trust is registered with the Securities and Exchange Commission (“SEC”) as an open-end management investment company under the Investment Company Act of 1940, as amended, and the rules and regulations thereunder (the “1940 Act”); and

WHEREAS, the Trust is authorized to issue shares of beneficial interest (“Shares”) in separate series, which are listed in the attached Schedule A, as such Schedule may be amended or supplemented from time to time, including to add or remove portfolios, with each such series representing interests in a separate portfolio of securities and other assets; and each series of the Trust issues its Shares in one or more classes, with each such class representing interests in the same portfolio of securities and other assets; and

WHEREAS, the Trust desires to retain the Administrator to render supervisory and administrative services hereunder with respect to the series listed in Schedule A, together with any other series subsequently established by the Trust, and with respect to which the Administrator is willing to do so, being herein collectively referred to as the “Portfolios” and, individually, each a “Portfolio”; and

WHEREAS, pursuant to an Investment Advisory Contract dated September 5, 2014, between the Trust and PIMCO (“Investment Advisory Contract”), the Trust has retained PIMCO to provide investment advisory services with respect to the Portfolios in the manner and on the terms set forth therein; and

WHEREAS, the Trust wishes to retain PIMCO to provide or procure supervisory and administrative and other services to the Portfolios and their shareholders; and

WHEREAS, PIMCO is willing to furnish supervisory and administrative services and/or to arrange for such services in the manner and on the terms hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties agree as follows:

1.         Appointment. The Trust hereby appoints PIMCO as the Administrator to provide or procure, as applicable, the supervisory and administrative and other services with respect to the Portfolios for the period and on the terms set forth in this Agreement, as amended or supplemented from time to time. The Administrator accepts such appointment and agrees during such period to render or procure, as applicable, the services herein set forth for the compensation (if any) herein provided.

2.         Duties. Subject to the general supervision of the Board of Trustees of the Trust, the Administrator shall provide or cause to be furnished all supervisory and administrative and other services reasonably necessary for the operation of the Portfolios, but not including the investment advisory services provided pursuant to the Investment Advisory Contract with the Trust or the distribution services provided by the Trust’s principal underwriter (the “Distributor”) pursuant to its Distribution Contract with the Trust (the “Distribution Contract”).

(a)         Supervisory and Administrative Services. These services shall include the following:

(i)         The Administrator shall supervise and coordinate matters relating to the operation of the Portfolios, including any necessary coordination among the custodian, transfer agent, dividend disbursing agent, and recordkeeping agent (including pricing and valuation of the Portfolios), accountants, attorneys, and other parties performing services or operational functions for the Portfolios. In connection with the supervision of the pricing and valuation of the Portfolios, the Administrator shall establish such systems and procedures as are necessary to carry out this function, including systems and procedures relating to defaulted securities; forensic reporting and monitoring of securities and derivatives pricing, including checks and balances against internal models and external pricing services; tracking and reviewing fair valued securities; supervising pricing vendors; monitoring for significant events occurring after the close of trading that may affect the value of portfolio holdings; and establishing net asset value estimation processes in the event the custodian cannot produce a net asset value for Shares of a Portfolio.

(ii)         The Administrator shall provide, or cause a third party to provide the Portfolios, at the Administrator’s expense, with adequate personnel, office space, communications facilities, and other facilities necessary for the effective administration of the Portfolios as contemplated in this Agreement as well as provide, or cause a third party to provide, the Portfolios, at the Administrator’s expense, with the services of a sufficient number of persons competent to perform such administrative and clerical functions as are necessary for compliance with federal securities laws and other applicable laws.

(iii)         The Administrator shall maintain or supervise the maintenance by third parties of such books and records of the Trust and the Portfolios as may be required by applicable federal or state law, other than the records and ledgers maintained under the Investment Advisory Contract and the Distribution Contract.

(iv)         The Administrator shall prepare or supervise the preparation by third parties of all federal, state, local, and foreign tax returns and reports of the Portfolios required by applicable law.

(v)         The Administrator or an appointed third party shall prepare, file, and arrange for the distribution of proxy materials and periodic reports to financial intermediaries who hold shares of the Portfolios in nominee name or shareholders of the Portfolios as required by applicable law and/or as agreed to with such financial intermediary or shareholder, as applicable.

(vi)         The Administrator or an appointed third party shall prepare and arrange for the filing of such registration statements and other documents with the SEC and other federal and state or other regulatory authorities as may be required to register the Shares of the Portfolios and qualify the Trust to do business or as otherwise required by applicable law. The Administrator shall maintain registration of the Portfolios’ Shares in such other jurisdictions as it deems necessary and appropriate. The Administrator shall maintain a review and certification program and internal controls and procedures in accordance with relevant provisions of the Sarbanes Oxley Act of 2002 as applicable to registered investment companies. The Administrator shall maintain systems necessary to provide or procure required disclosure in the Portfolios’ registration statements, shareholder reports, proxy statements, and similar regulatory documents, and Portfolio proxy voting information.

(vii)         The Administrator shall take, or cause a third party to take, such other action with respect to the Portfolios as may be required by applicable law, including without limitation the rules and regulations of the SEC, the Commodity Futures Trading Commission, state securities commissions and other governmental and regulatory agencies. Such actions shall include, but are not limited to: establishment and maintenance of a compliance program in accordance with Rule 38a-1 under the 1940 Act, support of the Portfolios’ Chief Compliance Officer, and systems and procedures necessary to effectuate the compliance program.

(viii)         The Administrator shall provide, or cause a third party to provide, the Portfolios with administrative services to shareholders as necessary, including: the maintenance of a shareholder information telephone number; the provision of certain statistical information and performance of the Portfolios; an internet website (if requested); access by PIMCO representatives to databases to assist with shareholder inquiries and reports; maintenance of privacy protection systems and procedures; oversight of anti-money laundering monitoring systems and procedures; redemption fee application and monitoring systems (if applicable); anti-market timing monitoring systems and procedures, including (if applicable) implementation of shareholder information agreements under Rule 22c-2 under the 1940 Act and associated monitoring systems and procedures; and processing of client registration applications. Notwithstanding the foregoing, the Administrator may procure or delegate provision of these services to third parties with respect to particular classes of Shares of the Portfolios or particular shareholders that have relationships with other financial intermediaries that perform similar services.

(b)         Other Services. The Administrator shall also procure on behalf of the Trust and the Portfolios, and at the expense of the Administrator, the following persons to provide services to the Portfolios, to the extent necessary: (i) a custodian or custodians for the Portfolios to provide for the safekeeping of the Portfolios’ assets; (ii) a recordkeeping agent to maintain the portfolio accounting records for the Portfolios; (iii) a transfer agent for the Portfolios; and (iv) a dividend disbursing agent or registrar for the Portfolios. The Trust and/or PIMCO may be a party to any agreement with any of the persons referred to in this Section 2(b).

(c)         Personnel. The Administrator shall also make its officers and employees available to the Board of Trustees and officers of the Trust for consultation and discussions regarding the administration of the Portfolios and services provided to the Portfolios under this Agreement.

(d)         Standards; Reports. In performing these services, the Administrator:

(i)         shall conform with the 1940 Act, with all other applicable federal, state and foreign laws and regulations, with any applicable procedures adopted by the Trust’s Board of Trustees, and with the provisions of the Trust’s Registration Statement filed on Form N-1A as supplemented or amended from time to time;

(ii)         will make available to the Trust, promptly upon request, any of the Portfolios’ books and records as are maintained under this Agreement, and will furnish to regulatory authorities having the requisite authority any such books and records and any information or reports in connection with the Administrator’s services under this Agreement that may be requested in order to ascertain whether the operations of the Trust and each Portfolio are being conducted in a manner consistent with applicable laws and regulations;

(iii)         will regularly report to the Trust’s Board of Trustees on the services provided under this Agreement and will furnish the Trust’s Board of Trustees with respect to the Portfolios such periodic and special reports as the Trustees or officers of the Trust may reasonably request; and

(iv)         will comply, to the extent applicable, with the requirements of Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. §§ 6801 et seq., as may be amended from time to time, and any regulations adopted thereto, including Regulation S-P of the Securities and Exchange Commission, as well as with any other applicable federal or state privacy laws and regulations, including but not limited to the Massachusetts Standards for the Protection of Personal Information, 201 CMR 17.00, et seq.

3.         Independent Contractor. The Administrator shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Board of Trustees of the Trust from time to time, have no authority to act for or represent the Trust in any way or otherwise be deemed its agent.

4.         Compensation. Neither the Trust nor any Portfolio shall pay any compensation or make any reimbursement to the Administrator for the services the Administrator provides or procures under this Agreement.

5.         Non-Exclusivity. The services of PIMCO to each Portfolio under this Agreement are not to be deemed exclusive as to PIMCO and PIMCO will be free to render similar services to other investment companies and other clients. Except to the extent necessary to perform PIMCO’s obligations under this Agreement, nothing herein shall be deemed to limit or restrict the right of PIMCO, or any affiliate of PIMCO, or any employee of PIMCO, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.

6.         Expenses. During the term of this Agreement, the Administrator will pay all expenses incurred by it in connection with its obligations under this Agreement, except such expenses as are assumed by the Portfolios under this Agreement. In addition, the Administrator shall bear the following expenses under this Agreement:

(a)         Expenses of all audits by the Trust’s independent public accountants;

(b)         Expenses of the Trust’s transfer agent, registrar, dividend disbursing agent, and recordkeeping agent;

(c)         Expenses of the Trust’s custodial services, including any recordkeeping services provided by the custodian;

(d)         Expenses of obtaining quotations for calculating the value of each Portfolio’s net assets;

(e)         Expenses of maintaining the Trust’s tax records;

(f)         Costs and/or fees, including legal fees, incident to meetings of the Trust’s shareholders, the preparation, printing and mailings of prospectuses, notices and proxy statements and reports of the Trust to its shareholders, the filing of reports with regulatory bodies, the maintenance of the Trust’s existence and qualification to do business, and the expenses of issuing, redeeming, registering and qualifying for sale, Shares with federal and state securities authorities;

(g)         The Trust’s ordinary legal fees, including the legal fees that arise in the ordinary course of business for a Massachusetts business trust registered as an open-end management investment company;

(h)         Costs of printing certificates representing Shares of the Portfolios, if any;

(i)         The Trust’s pro rata portion of the fidelity bond required by Section 17(g) of the 1940 Act and other insurance premiums; and

(j)         Association membership dues.

The Trust shall bear the following expenses:

(a)         Salaries and other compensation or expenses, including travel expenses, of any of the Trust’s executive officers and employees, if any, who are not officers, directors, shareholders, members, partners or employees of the Administrator or its subsidiaries or affiliates;

(b)         Taxes and governmental fees, if any, levied against the Trust or any of its Portfolios;

(c)         Brokerage fees and commissions, and other portfolio transaction expenses incurred for any of the Portfolios;

(d)         Expenses of each Portfolio’s securities lending (if any), including any securities lending agent fees, as governed by a separate securities lending agreement;

(e)         Costs, including interest expenses, of borrowing money or engaging in other types of leverage financing including, without limitation, through the use by a Portfolio of reverse repurchase agreements, tender option bonds, bank borrowings and credit facilities;

(f)         Fees and expenses of any underlying funds or other pooled vehicles in which a Portfolio invests;

(g)         Dividend and interest expenses on short positions taken by the Portfolios;

(e)         Fees and expenses, including travel expenses, and fees and expenses of legal counsel retained for their benefit, of Trustees who are not officers, employees, partners, shareholders or members of PIMCO or its subsidiaries or affiliates;

(f)         Extraordinary expenses, including extraordinary legal expenses, as may arise including expenses incurred in connection with litigation, proceedings, other claims and the legal obligations of the Trust to indemnify its trustees, officers, employees, shareholders, distributors, and agents with respect thereto;

(g)         To the extent permitted by the Board of Trustees, organizational and offering expenses of the Trust and the Portfolios and any expenses which are capitalized in accordance with generally accepted accounting principles; and

(h)         Any expenses allocated or allocable to a specific class of Shares of a Portfolio, including fees paid pursuant to an administrative services or distribution plan.

7.         Liability. The Administrator shall give the Trust the benefit of the Administrator’s best judgment and efforts in rendering services under this Agreement. The Administrator may rely on information reasonably believed by it to be accurate and reliable. As an inducement for the Administrator’s undertaking to render services under this Agreement, the Trust agrees that neither the Administrator nor its members, officers, directors, or employees shall be subject to any liability for, or any damages, expenses or losses incurred in connection with, any act or omission or mistake in judgment connected with or arising out of any services rendered under this Agreement, except by reason of willful misfeasance, bad faith, or gross negligence in performance of the Administrator’s duties, or by reason of reckless disregard of the Administrator’s obligations and duties under this Agreement. This provision shall govern only the liability to the Trust of the Administrator and that of its members, officers, directors, and employees, and shall in no way govern the liability to the Trust or the Administrator or provide a defense for any other person including persons that provide services for the Portfolios as described in Section 2(b) of this Agreement.

8.         Term and Continuation. This Agreement shall take effect as to each Portfolio as of the close of business on the date indicated above (and, with respect to any amendment, or with respect to any additional Portfolio, the date of the amendment or Supplement hereto), and shall remain in effect, unless sooner terminated as provided herein, for one year from such date (or, with respect to any additional Portfolio, for two years from the date of the Supplement), and shall continue thereafter on an annual basis with respect to such Portfolio provided that such continuance is specifically approved at least annually (a) by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Portfolio or by the Trust’s Board of Trustees and (b) by the vote, cast in person at a meeting called for such purpose, of a majority of the Trust’s Trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party; provided, however, that if the continuance of this Agreement is submitted to the shareholders of a Portfolio for their approval and such shareholders fail to approve such continuance of this Agreement as provided herein, PIMCO may continue to serve hereunder with respect to such Portfolio in a manner consistent with applicable law. This Agreement may be terminated at any time without the payment of any penalty:

(a)         with respect to a Portfolio or class of Shares, by the Trust, by a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of such Portfolio or class, or by vote of a majority of the Trust’s entire Board of Trustees on 60 days’ written notice to the Administrator;

(b)         by the Administrator at any time, without the payment of any penalty, upon 60 days’ written notice to the Trust.

9.         Use of Name. It is understood that the names “Pacific Investment Management Company LLC” or “PIMCO” or any derivative thereof or logo associated with those names and other servicemarks and trademarks owned by the Administrator or its affiliates are the valuable property of the Administrator and its affiliates, and that the Trust and/or the Portfolios may use such names (or derivatives or logos) only as permitted by the Administrator.

10.         Trust Obligation. A copy of the Amended and Restated Agreement and Declaration of Trust of the Trust, as amended from time to time, is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trust and each Portfolio by an officer of the Trust in his or her capacity as an officer and not individually and that the obligations imposed on the Trust and each Portfolio by this Agreement are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the Trust or the relevant Portfolio, as applicable.

11.         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

12.         Miscellaneous. (a) This Agreement shall be governed by the laws of the State of California, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Investment Advisers Act of 1940, or any rule or order of the SEC thereunder, or the Commodity Exchange Act, or any rule or order of the Commodity Futures Trading Commission thereunder.

(b)         If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable. To the extent that any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise with regard to any party, hereunder, such provisions with respect to other parties hereto shall not be affected thereby.

(c)         The captions in this Agreement are included for convenience only and in no way define any of the provisions hereof or otherwise affect their construction or effect.

(d)         This Agreement may not be assigned (as such term is defined in the 1940 Act) by the Trust or the Administrator without the consent of the other party.

(e)         Except as otherwise provided herein (including to add additional Portfolios hereunder as specified in Section 1), this Agreement may not be amended except pursuant to a written instrument signed by the Trust and the Administrator. The vote or approval of the holders of Shares of the Portfolios is not required for amendments to this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below on the day and year first above written.

PIMCO MANAGED ACCOUNTS TRUST

By:	/s/ Peter Strelow
Name: Peter Strelow Title: Managing Director

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:	/s/ Jonathan D. Short
Name: Jonathan D. Short Title: Head of U.S. Global Wealth Management

Schedule A

Schedule to Supervision and Administration Agreement

PIMCO Managed Accounts Trust

As of September 5, 2014

Portfolio

Fixed Income SHares: Series C

Fixed Income SHares: Series M

Fixed Income SHares: Series R

Fixed Income SHares: Series TE

Fixed Income SHares: Series LD